REFLOW FUND, LLC

                          PARTICIPATING FUND AGREEMENT

         AGREEMENT dated as of _______________________ between The Japan Smaller Companies Fund (the "Fund"), and ReFlow Fund LLC, a Delaware limited liability company ("ReFlow"), in consideration of the mutual agreements herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       I. DEFINITIONS
       --------------

The following terms shall have the following meanings in this Agreement:

       "1940 Act" means the Investment Company Act of 1940, as amended.

       "1933 Act" means the Securities Act of 1933, as amended.

       "Auction" means the daily auction conducted by ReFlow.

       "Auction Program" means the redemption offsetting auction program referred to in this Agreement.

       "Auction Program Fee" means the fee paid by a Winning Fund to ReFlow as a result of the Auction.

       "Business Day" means each day that the New York Stock Exchange is open for business.

       "Cash Bid" means a bid for the purchase of a specific dollar amount of Shares.

       "Cash Reserve" means the amount designated by ReFlow for any given Auction as available for Participating Funds' error corrections.

       "Fee Bid" means the fee which the Fund agrees to pay to ReFlow if the Fund is a Winning Fund in any given Auction, calculated as a percentage of the net asset value of the Shares purchased by ReFlow.

       "Final Auction Amount" means the Initial Auction Amount plus the cash received by ReFlow from Automatic Redemptions and Voluntary Redemptions.

       "Fund" means the Fund, or any series or class thereof identified in Appendix A of this Agreement.

       "Initial Auction Amount" means the amount of cash made available by ReFlow for a particular Auction to purchase Shares from Participating Funds.

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       "Market Close" means the close of business on the New York Stock Exchange
       (generally 4:00 p.m. Eastern Time).

       "Minimum Fee Bid" means the minimum fee which ReFlow may, from time to time, establish with respect to an Auction.

       "NAV" means the net asset value per Share of the Fund.

       "Order Flow" means the current daily subscriptions for Shares from buyers other than ReFlow less redemptions from shareholders other than ReFlow.

       "Order Flow Report" means a report containing the following information:
       i) the Fund's Order Flow for the prior Business Day; ii) the number of the Fund's outstanding voting securities; iii) the Fund's NAV; and iv) such additional information as ReFlow may specify.

       "Participating Fund" means each registered open-end management investment company or series thereof that has entered into a Participating Fund Agreement with ReFlow.

       "ReFlow" means ReFlow, LLC

       "Shares" means shares of common stock or other units of beneficial ownership issued by the Fund or any series or class thereof.

       "Standing Bid" means a bid to purchase a set percentage of the Fund's net redemptions.

       "Winning Fund" means a Participating Fund that in a given Auction has submitted a winning fee bid.

       II. AUCTION PROGRAM
       -------------------

         1. FUND REPORTING. The Fund shall submit an Order Flow Report to ReFlow, no later than the morning deadline (currently 9:30 a.m. but subject to change) each Business Day. ReFlow may, in its sole discretion, extend this deadline. past the morning deadline (but to a time which is no later than 10:30 a.m.), provided that ReFlow provides notice of the changed deadline on its website prior to Market Close. The Fund shall submit its Order Flow Report on ReFlow's website, or if such website is not available, through such other methods as ReFlow may specify.

                  2. AUCTION AMOUNT. On each Business Day that ReFlow conducts an Auction, ReFlow shall establish an Initial Auction Amount, equal to the amount of cash it will make available that day to purchase shares of Participating Funds. The Initial Auction Amount, plus any cash received from Automatic Redemptions and Voluntary Redemptions shall equal the Final Auction Amount.

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

                  3. AUCTION BIDS. Prior to Market Close on each Business Day that ReFlow conducts an Auction, ReFlow may establish a Minimum Fee Bid, below which no Fee Bid will be accepted. Any Minimum Fee Bid will be posted on ReFlow's website. If the Fund desires to participate in a particular Auction, the Fund shall submit a bid to ReFlow, consisting of: 1) the amount of liquidity the Fund desires, either in the form of a Cash Bid or Standing Bid; and 2) the Fund's Fee Bid. The Fund's submission may be placed, and may be modified or cancelled by the Fund at any time up until the Market Close. A Cash Bid shall be effective for only one Auction. A Standing Bid shall remain in continuous effect from day to day unless modified or cancelled by the Fund.

                  4. FEE BID CALCULATIONS. If the Fund places a Standing Bid, the Auction Program shall calculate the dollar amount of the Fund's bid based on its net redemptions reported. If the Fund places a Cash Bid but thereafter reports net redemptions of less than that amount, the Fund's bid shall be the amount of its net redemptions.

                  5. AUTOMATIC REDEMPTIONS. If the Fund reports net inflows in its Order Flow Report and ReFlow holds Shares of the Fund, ReFlow shall automatically redeem an amount of Shares equal to the lesser of: 1) the net number of shares sold as reported in the Order Flow Report; or 2) the number of shares owned by ReFlow. ReFlow may, in its sole discretion, adopt additional automatic redemption policies, pursuant to which ReFlow shall redeem shares, regardless of whether a Participating Fund remains in a state of net redemptions. Any such policy shall be disclosed on ReFlow's website. Any policy shall apply uniformly to all Participating Funds, and any change to a policy shall apply prospectively. The Fund shall effect all automatic redemption orders at the NAV of the Fund calculated at Market Close on the prior Business Day. Any cash to be received by ReFlow from automatic redemptions will be added to the Final Auction Amount. ReFlow reserves the right to cancel automatic redemptions at any time prior to Market Close on any Business Day, provided that it provides notice of the cancellation on its website or through alternative means specified.

                  6. AUCTION CALCULATIONS. After all Participating Funds have submitted their Order Flow Reports, ReFlow shall conduct the Auction. The Winning Fee Rate shall be the lowest fee rate bid at which the entire Final Auction Amount can be invested. If the Fund's Fee Bid is equal to or greater than the Winning Fee Rate, the Fund shall be a Winning Fund. If the Fund is a Winning Fund, ReFlow shall purchase an amount of Shares equal to the dollar amount of the Fund's bid if there is sufficient cash available from the Final Auction Amount after purchasing shares of other Winning Funds who submitted higher Fee Bids than the Fund. If there is insufficient cash in the Final Auction Amount to purchase an amount of Shares equal to the Fund's bid, ReFlow shall purchase an amount of Shares up to the amount of cash remaining in the Final Auction Amount, provided, however, that if the Fund submits the same Fee Bid as another Winning Fund(s), ReFlow shall purchase shares from the Fund and such other Winning Fund(s) on a pro rata basis.

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

                  7. AUTOMATIC PURCHASES. If the Fund is a Winning Fund, the Auction Program shall automatically issue a purchase order to the Fund, which the Fund shall effect at its NAV determined at the prior Business Day's Market Close. ReFlow shall have no discretion in purchasing Shares as determined by the automated Auction process.

                  8. AUCTION RESULTS. The results of each Auction shall be provided to each Participating Fund through the means specified in the

                  9. ERROR CORRECTIONS. On each Business Day that an Auction is held, ReFlow shall establish a Cash Reserve currently equal to at least one half of one percent of the Final Auction Amount but subject to change. If the Fund has reported an error in its Order Flow Report, it must be reported to ReFlow immediately after the Fund discovers the error. If the error is discovered prior to the Auction, the Fund shall amend its Order Flow Report to reflect the corrected information. If the error is discovered after the Auction has been held, the Fund shall submit the corrected information as soon as possible thereafter. If the Fund was a Winning Fund in the Auction, and experienced more net redemptions than previously reported, ReFlow shall issue another purchase order to the Fund for Shares in the amount of the error, at the Winning Fee Rate determined in the Auction, up to the amount of the Cash Reserve. If the Fund was a Winning Fund in the Auction, and experienced less net redemptions than previously reported, ReFlow shall issue a redemption order to the Fund for the amount of the error. If ReFlow owned shares of the Fund, and the Fund experienced more net sales than previously reported, ReFlow shall issue an additional redemption order to the Fund equal to the lesser of 1) the amount of the error, or 2) the amount of Shares held by ReFlow. Any amounts received from such redemptions will be added to the Cash Reserve.

                  10. LATE REPORTS. The Fund shall submit its Order Flow Report to ReFlow no later than the morning deadlines, currently 9:30 a.m. Eastern time each Business Day but subject to change (or later as provided in Section II.1.) If the Fund does not submit its Order Flow Report by such time, the Auction shall commence and the Fund's Auction Bid shall not be included in calculating the Auction results. If the Fund's Order Flow Report is submitted after the Auction, ReFlow shall take the following actions. If the Fund reports net redemptions, and the Fund's Fee Bid was equal to or greater than the Winning Fee Bid, ReFlow shall issue a purchase order to the Fund for Shares in the amount of net redemptions reported, at the Winning Fee Rate determined in the Auction, up to the amount of the Cash Reserve. If ReFlow owned shares of the Fund, and the Fund reports net sales, ReFlow shall issue a redemption order to the Fund equal to the lesser of 1) the amount of the sales, or 2) the amount of Shares held by ReFlow. Any cash to be received from such redemptions will be added to the Cash Reserve.

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

                  11. TRANSACTIONS EFFECTED PURSUANT TO ERROR CORRECTIONS AND LATE REPORTS. ReFlow shall purchase shares of Participating Funds based on error corrections and late reports on a first come, first served basis, until the Cash Reserve runs out, up until Market Close that day. Purchase and redemption orders from ReFlow resulting from error corrections and late reports shall occur automatically, and the Fund shall effect such transactions at the NAV of the Fund determined at the prior Business Day's Market Close.

                  12. FEE PAYMENT. If the Fund is a Winning Fund in an Auction, the Fund shall pay to ReFlow the Auction Program Fee, which shall equal to the Fund's Fee Bid multiplied by the aggregate dollar amount of Shares purchased in the Auction.

                  13. AUCTION CANCELLATION. ReFlow reserves the right to not hold an Auction on any Business Day, or to cancel an Auction at any time prior to Market Close. After Market Close, ReFlow shall not cancel an Auction unless extraordinary conditions of force majeure make it impossible for ReFlow to conduct the Auction. ReFlow shall provide notice of any cancellation to all Participating Funds on the ReFlow website, or if such website is not available, through such other methods as ReFlow may specify.

                  14. VOLUNTARY REDEMPTIONS. At any time that ReFlow holds Shares, the Fund may request that ReFlow voluntarily submit a redemption request to the Fund for some or all of such Shares. Any such request must be received by ReFlow prior to Market Close. ReFlow shall determine in its sole discretion whether it wishes to honor the request and submit a redemption request to the Fund.

                  15. LIMITS ON PURCHASES OF FUND SHARES. ReFlow shall not purchase more than 3% of the outstanding voting Shares of the Fund. In the event that an Auction would cause ReFlow to acquire more than 3% of the Fund's Shares, ReFlow shall only purchase an amount up to 3% of the Fund's shares.

                  16. NON-ACCEPTANCE OF BIDS. Notwithstanding any other provision of this Agreement, ReFlow shall not be required to accept any Auction Bid (and may rescind any such Auction Bid after acceptance) that is made by the Fund in violation of any provision of this Agreement, provided that ReFlow has given the Fund notice of such violation.

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

       III. REPRESENTATION AND WARRANTIES
       ----------------------------------

                  1. Each party represents and warrants that:

                     a. It is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own and operate its property, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and in compliance with all applicable law.

                     b. The execution, delivery and performance by it of this Agreement and other instruments and agreements contemplated hereby or thereby have been duly authorized by all requisite corporate action and have been duly executed and delivered and constitute legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy laws and any similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

                     c. Neither the execution and delivery of this Agreement, or any instrument or agreement referred to herein, or contemplated hereby, nor the consummation of any of the transactions herein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof by it
                     (i) will conflict with, or result in a breach or violation of, or constitute a default under, its certificate or articles of incorporation, declaration of trust, by-laws or similar organizational or charter documents, (ii) will conflict with, or result in a breach or violation of, or constitute a default under any contractual obligation or any agreement or document to which it is a party, or (iii) will violate any applicable law.

                  2. The Fund represents and warrants that:

                      a. it is an open-end management investment company registered under the 1940 Act;

                      b. the Fund does not impose any sales charges, transaction fees or redemption fees, or such charges or fees will be waived for ReFlow;

                      c. the board of directors/trustees of the Fund has determined that the Fund's participation in the Auction Program is in the best interest of the Fund and its shareholders; the board of directors/trustees has authorized the Fund to participate in the Auction Program so long as the Fund uses any money obtained through the Auction Program solely to satisfy redemption requests; and the Fund has provided ReFlow a copy of the board's resolution(s) to this effect;

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

                      d. the Fund agrees to comply with all operating procedures and requirements relating to the operational functioning of the Auction Program, which ReFlow, in its sole discretion, shall from time to time establish and which shall be a part of this Agreement.\

                   3. ReFlow represents and warrants that:

                      a. It is a private investment company excluded from the definition of "investment company" under Section 3(c)(7) of the 1940 Act, with one or more series or classes of shares or interests not required to be registered under the 1933 Act;

                      b. It shall provide the Fund with notice of all operating procedures and requirements relating to the operational functioning of the Auction Program.

                      c. It shall not purchase Shares outside of the Auction Program.

       IV. MISCELLANEOUS
       -----------------

                   1. MODIFICATIONS IN WRITING. No amendment, modification, supplement, termination or waiver of this Agreement (other than changes in Auction Program operating procedures) shall be effective unless the same shall be in writing and signed by the parties to this Agreement. Notice of changes to Auction Program operating procedures may be given by any means provided in paragraph IV.2 and shall be effective upon giving such notice. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

                   2. NOTICES, ETC.

                      a. Except as otherwise expressly provided for in this Agreement, all notices, demands, instructions and other communications required or permitted to be given to any party hereto shall be in writing and shall be personally delivered or sent by first-class, registered, certified or express mail, postage prepaid or by telecopier or other electronic delivery system, or by prepaid courier service. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this paragraph IV.2, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopies, numbers or e-mail addresses) indicated below:


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

                  If to Fund:

                  Prospect Asset Management
                  6700 Kalanianaole Highway, Suite 122
                  Honolulu, HI 96825

                  If to ReFlow:

                  ReFlow Management Co., LLC
                  433 California Street
                  Suite 1010
                  San Francisco, CA
                  94104
                      b. Unless otherwise provided pursuant to any Auction Program operating procedure, all notices, demands, consents, requests and other communications to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows:
                      (i) when delivered in person, when given; (ii) when sent by mail, when received by the Person to whom it is given, unless it is mailed by registered, certified or express mail, in which case it shall be deemed given or effective on the earlier of the date of receipt or refusal; and
                      (iii) when sent by telegram, telecopy or other form of rapid transmission shall be deemed to be given or effective when receipt of such transmission is acknowledged, electronically or otherwise.


                   3. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts.

                   4. INDEMNIFICATION. The Fund shall indemnify and hold harmless ReFlow and each officer, employee and agent of ReFlow from and against any and all claims, demands, actions, losses, damages, liabilities, or costs (excluding attorneys' fees), charges, and expenses of any nature ("Losses") arising out of (i) any material breach by the Fund of any representation, warranty, covenant, or agreement contained in this Agreement and (ii) any action taken or omitted to be taken by ReFlow pursuant to this Agreement, except to the extent such Losses result from ReFlow's breach of this Agreement, bad faith, willful misconduct, or gross negligence, except as may otherwise be required by applicable U.S. law.


                   ReFlow shall indemnify and hold harmless the Fund and each officer, employee and agent of the Fund from and against any and all Losses arising out of (i) any material breach by ReFlow of any representation, warranty, or covenant contained in this Agreement and (ii) any action taken or omitted to be taken by the Fund pursuant to this Agreement except to the extent such Losses result from the Fund's breach of this Agreement, bad faith, willful misconduct, or gross negligence, except as may otherwise be required by applicable U.S. law.

                   5. BINDING EFFECT; ASSIGNMENT. This Agreement and the various representations and covenants set forth herein shall be binding upon the parties hereto and their respective successors and assigns, and inure to the benefit of the parties hereto and their respective investors, successors and assigns. Nothing contained in this Agreement shall confer upon any person other than the parties and their respective permitted successors, assigns and nominees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                   6. GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of said state without regard to its conflicts of laws provisions.

                   7. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement, or the interpretation or enforcement hereof, except as set forth herein, shall be settled by arbitration by a panel of three arbitrators in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the arbitrators shall be experienced in the matters under dispute, and the power of the arbitrators shall be limited to interpreting and enforcing this Agreement as written. Judgment upon any award made by the arbitrators will be final and binding and may be entered in any court of competent jurisdiction.

                   8. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  9. CONFIDENTIALITY. Unless otherwise required by applicable law, ReFlow agrees to maintain the confidentiality of all Order Flow or other information regarding the Fund and all other information disclosed to it by the Fund and identified as non-public information ("Confidential Information"), PROVIDED that Confidential Information may be disclosed (i) to permitted assignees, (ii) to third parties to the extent such disclosure is consented to in writing by all parties to this Agreement, (iii) to the officers, partners, directors and employees, legal counsel and internal and external auditors of ReFlow, (iv) in connection with any litigation or the protection or enforcement of a party's rights, and (v) in response to a lawful requirement of any regulatory authority exercising supervisory jurisdiction over the disclosing party or its affiliates.

                   10. TERMINATION. This Agreement may be terminated, without penalty, by either party upon thirty (30) days written notice to the other; provided, however that Paragraph IV. 9 shall survive any such termination and all provisions of this Agreement shall survive such termination, with respect to any Shares purchased prior to such termination, until such Shares are redeemed.

                   11. FORCE MAJEURE. Neither ReFlow nor its affiliates shall be liable to the Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control.

                   12. EXPENSES. The Fund shall pay ReFlow for any expenses incurred by ReFlow on behalf of the Fund, including, but not limited to, expenses for wiring of funds.

                   13. ACKNOWLEDGEMENT OF LIMITATION OF LIABILITY. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given by the Trust and agreed to by Reflow that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust. Further, no portfolio of the Trust shall be liable for the obligations of any other portfolio of the Trust.

                   13. HEADINGS. The headings in this Agreement are solely for ease of reference and shall not be used in determining the meaning hereof.

                   14. ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to the subject matter hereof and supersedes all prior agreements, and this Agreement may only be amended by a written instrument executed by the parties.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 THE ADVISORS' INNER CIRCLE FUND
                                 ON BEHALF OF THE FUNDS INDICATED ON APPENDIX A


                                 By:
                                     --------------------------------

                                 Name:
                                       ------------------------------

                                 Title:
                                        -------------------------------

                                 REFLOW

                                 By:
                                     --------------------------------

                                 Name:
                                       ------------------------------

                                 Title:
                                        -------------------------------


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




                                   APPENDIX A

                        The Japan Smaller Companies Fund